Exhibit 5.1

L. Kay Chandler

(858) 550-6014

kchandler@cooley.com

April 10, 2012

Horizon Pharma, Inc.

520 Lake Cook Road

Suite 520

Deerfield, IL 60015

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Horizon Pharma, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 772,500 shares of the Company’s Common Stock, $0.0001 par value (the “Shares”), including (i) 672,500 shares (the “Incentive Shares”) reserved for issuance pursuant to the Company’s 2011 Equity Incentive Plan (the “Incentive Plan”), and (ii) 100,000 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2011 Employee Stock Purchase Plan (the “ESPP,” and collectively with the Incentive Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Incentive Shares, when sold and issued in accordance with the Incentive Plan, and the ESPP Shares, when sold and issued in accordance with the ESPP, and in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

4401 EASTGATE MALL, SAN DIEGO, CA 92121  T: (858) 550-6000  F: (858) 550-6420  WWW.COOLEY.COM

Horizon Pharma, Inc.

April 10, 2012

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ L. Kay Chandler
L. Kay Chandler

4401 EASTGATE MALL, SAN DIEGO, CA 92121  T: (858) 550-6000  F: (858) 550-6420  WWW.COOLEY.COM